EXHIBIT 10.15 TO FORM 10-KSB FOR FISCAL YEAR ENDING DECEMBER 31, 1996

                               SPECTRASCIENCE, INC

                           CLINICAL RESEARCH AGREEMENT

         Agreement made this first day of June, 1995, ("Effective Date") between The General Hospital Corporation, a not-for-profit corporation doing business as Massachusetts General Hospital, having a principal place of business at Fruit Street, Boston, Massachusetts 02114 ("General") and SpectraScience, Inc., a corporation having an office at 5909 Baker Road, Suite 580. Minnetonka, MN 55345 ("SpectraScience").

         1. For the purposes of this Agreement, the following terms shall have the following meanings:

         (a) "Invention" shall mean any invention which constitutes a new use of or modification to the Study Device which any Investigator, solely or jointly, conceives and reduces to practice in the performance of the Study.

         (b) "Investigator" shall mean the Principal Investigator together with other General professional staff members, students, research fellows, and employees who perform the Study under his or her direction.

         (c) "Study" shall mean the scientific research described in the research protocol (s) attached hereto as Exhibit A on the Effective Date or thereafter appended hereto pursuant to paragraph 2(b) below and funded by SpectraScience and performed by the Investigators.

         (d) "Study Device" shall mean the Spectroscopic Guidewire System (comprised of the Spectroscopic Diagnostics System console, proprietary system software, and the disposable optical core Spectroscopic Guidewire) provided by SpectraScience for the Study at General.

         2. (a) General, through a Principal Investigator, agrees to conduct clinical research of the Study Device in accordance with the study protocol (s) attached hereto as Exhibit A (hereinafter referred to as the "Study"). In the event of any conflict between Exhibit A and the provisions of this Agreement, the provisions of this Agreement shall govern.

         (b) At any time during the term of this Agreement either party may propose in writing additional research pertaining to the Study Device not previously described in any research protocol appended hereto as Exhibit A. Each such protocol shall name the individual at General who will be the Principal Investigator and shall include a description of the additional research proposed and a budget of the costs to be funded by SpectraScience and a schedule of payment of such costs. Unless the parties shall otherwise agree in writing, negotiations between them over any such protocol shall not extend beyond the sixtieth (60) day next following the date when the protocol shall have first been proposed, and whenever such negotiations shall end without agreement between the parties to proceed with the proposed research, the party proposing the additional research may go ahead without the other party and seek funding from any other sponsor including but not limited to a commercial sponsor for such protocol. When such protocol is accepted by General and SpectraScience, the Principal Investigator shall, when necessary under the applicable regulations, submit such protocol to the General's IRB and , if approved, it shall be appended hereto as a Study and shall be subject to the terms and conditions of this Agreement unless otherwise specified, and the research described therein shall commence and budgeted amounts shall be paid as set forth in the protocol or as otherwise agreed by the parties in writing.

         (c) The Study will be conducted by a Principal Investigator at General with the prior approval and ongoing review of all appropriate and necessary review authorities and in accordance with all federal, state and local laws and regulations. Principal Investigator shall provide SpectraScience with written evidence of review and approval of the Study by General's Institutional Review Board prior to the initiation of the Study and of the Board's continuing review and approval of the Study whenever it is reviewed, but at least once per year. All volunteers will meet the legal age requirements of the Commonwealth of Massachusetts, the state in which the Study is to be conducted.

         3. Principal Investigator will furnish SpectraScience with the data resulting from the Study in signed case report forms within a reasonable time after completion of each case and SpectraScience shall have the unrestricted right to use such data including, but only to the extent that subjects' consents have been obtained, the subjects' names, any identifying information, and any audiotapes, photographs or other likenesses. Study records shall be made available to SpectraScience representatives upon request for comparison with case report forms. Such records will also be made available upon request for review by representatives of the U.S. Food and Drug Administration. Records of the Study including either the original or a copy of all volunteer consent forms shall be retained in conformance with applicable federal regulations. SpectraScience shall notify Principal Investigator of the date a premarket approval application (PMA) is approved for the device; or if the application is not approved, SpectraScience shall notify Principal Investigator when all clinical investigations have been discontinued and the FDA notified.

         4. Principal Investigator will be free to publish the results of the Study subject only to the provisions of Paragraph 5 regarding SpectraScience's proprietary information. SpectraScience will be furnished with a copy of any proposed publication for review and comment prior to submission for publication, for manuscripts, at least thirty (30) days prior to submission, and for abstracts, at least seven (7) days prior to submission. At the expiration of such thirty (30) day or seven (7) day period, Principal Investigator may proceed with submission for publication.

         5. In the event that SpectraScience discloses to any General personnel any information which relates to the Study that SpectraScience considers confidential, the rights and obligations of the parties with respect to such information shall be governed by the terms and conditions set forth in Exhibit B.

         6. The Principal Investigator and any other Investigator who shall make an Invention, solely or jointly, shall promptly report such Invention to General and shall assign all of his or her rights, title and interest in the Invention to General. General shall promptly advise SpectraScience in writing of each Invention disclosed to General and shall discuss with SpectraScience whether a patent application or applications (hereinafter referred to, together with any patents issued thereon, as "Patent Rights") pertaining to such Invention should be filed and in which countries. In the event of joint inventorship between SpectraScience personnel and General Investigators, SpectraScience personnel shall assign all of their rights, title and interest in the Invention to SpectraScience, and General Investigators shall assign all of their rights, title and interest in the Invention to General, and the Invention will be deemed to be jointly owned. If both parties mutually agree that Patent Rights should be filed, applications assigned solely to General shall be filed by General, and applications owned jointly by General and SpectraScience shall be filed as mutually agreed upon by the parties. In the event SpectraScience is not interested in having Patent Rights filed with respect to a particular Invention, SpectraScience shall advise General of such fact within ninety (90) days from the date on which the Invention was disclosed to SpectraScience by General and General shall be free to file and prosecute Patent Rights on such Invention at its own expense and to license such Patent Rights to any other party.

         All information given to SpectraScience by General in accordance with this paragraph 6 will be held in confidence by SpectraScience so long as such information remains unpublished or publicly undisclosed by General

         All patent costs pertaining to any Patent Rights filed by mutual agreement of SpectraScience and General, including preparation, filing, prosecution, issuance and maintenance costs, shall be borne by SpectraScience.

         As to any Patent Rights assigned in whole or in part to General and filed by mutual agreement of the parties, to the extent not prohibited by the United States Government or prevented by the obligations of General to any other sponsor of research at General, SpectraScience shall have for the twelve (12) months next following the filing of such Patent Rights in the United States Patent and Trademark Office the option to obtain a world-wide, royalty bearing, exclusive license under General's rights therein with the right to sublicense. In the event that General is prohibited or prevented as aforesaid from granting an exclusive license to any Patent Right hereunder, General will grant to SpectraScience the most exclusive license that it is able to grant to SpectraScience. The option is to be exercised by written notice to General during said twelve month period and the negotiation of a license agreement containing license terms standard for agreements between universities and industry including without limitation clauses providing for payment of reasonable royalties to General, objective, time-limited due diligence provisions for the development, commercialization and marketing of a product embodying the Invention and product liability indemnification and insurance requirements which are acceptable to General's liability insurance carrier. In the absence of such notice by SpectraScience and Agreement on license terms, General may grant a license to such Patent Rights to any other party.

         7. The term of this Agreement shall be two (2) years from the Effective Date. Any party hereto shall have the right to terminate this Agreement at any time upon thirty (30) days prior written notice thereof to the other parties. In the event of termination, the amount of the research grant by SpectraScience to support the Study shall be appropriately prorated. The obligations of the parties under Paragraphs 3,4,5,6,8,10,11 and 13 shall survive the termination of this Agreement.

         8. SpectraScience shall provide, install and maintain, without cost to General, the Study Device to General to conduct the Study. The Study Device shall remain the property of SpectraScience.

         9. In consideration of said undertaking by General, SpectraScience agrees to support the Study with research grants to General in accordance with the budgets included in the research protocol appended as Exhibit A. Such research grants shall include indirect costs computed at a rate of 28% of total direct costs payable to General.

         Checks should be made payable "The General Hospital Corporation" and sent, along with a letter indicating the name of the Principal Investigator and the specific clinical trial agreement for which the funds are intended, to:

         Director
         Office of Technology Affairs
         Massachusetts General Hospital
         Thirteenth Street, Building 149, Suite 1101
         Charlestown, MA 02129

         10. (a) SpectraScience shall indemnity, defend and hold harmless General and its trustees, officers, medical and professional staff, employees, and agents and their respective successors, heirs and assigns (the "Indemnities"), against any liability, damage, loss, or expense (including reasonable attorney's fees and expenses of litigation) incurred by or imposed upon the Indemnities or any one of them in connection with any claims, suits, actions, demands or judgments: (i) arising out of any theory of product liability (including, but not limited to, actions in the form of tort, warranty, or strict liability) concerning the Study Device or any modification thereof developed pursuant to this Agreement; (ii) arising out of any side effect or adverse reaction, illness or injury resulting from Indemnities' performance of the Study and occurring to any person involved in the Study; or (iii) arising out of damage to any property resulting from and occurring during the Indemnities' performance of the Study. General agrees to notify SpectraScience promptly of any such claim, suit, action, demand or judgment and General and Principal Investigator agree to reasonably cooperate with SpectraScience in the handling thereof.

         (b) SpectraScience's indemnification under (a) above shall not apply to any liability, damage, loss or expense to the extent that it is attributable to the: (i) negligent activities, reckless misconduct or intentional misconduct of the Indemnities; or (ii) failure of the indemnities to adhere to the terms or the protocol for the Study

         (c) SpectraScience agrees, at its own expense, to provide attorneys reasonably acceptable to the General to defend against any actions brought or filed against any party indemnified hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought.

         (d) SpectraScience also agrees to reimburse General for the costs of the care and treatment of any illness or injury to a subject resulting from his or her participation in the Study to the extent that such costs are not covered by the subject's medical or hospital insurance or governmental programs providing such coverage.

         11. (a) At such time as the Study Device or any modification thereof is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by SpectraScience or by a licensee, affiliate or agent of SpectraScience, SpectraScience shall, at its sole cost and expense, procure and maintain commercial general liability insurance in amounts not less than $2,000,000 per incident and $2,000,000 annual aggregate and naming the Indemnities as additional insureds. Such commercial general liability insurance shall provide (i) product liability coverage and (ii) broad form contractual liability coverage for SpectraScience's' indemnification under Paragraph 10 of this Agreement. If SpectraScience elects to self-insure all or part of the limits described above (including deductibles or retentions which are in excess of $250,000 annual aggregate) such self-insurance program must be acceptable to the General and the Risk Management Foundation of the Harvard Medical Institutions, Inc. The minimum amounts of insurance coverage required under this Paragraph 11 shall not be construed to create a limit of SpectraScience's liability with respect to its indemnification under Paragraph 10 of this Agreement.

         (b) SpectraScience shall provide General with written evidence of such insurance upon request of General. SpectraScience shall provide General with written notice at least fifteen (15) days prior to the cancellation, non-renewal or material change in such insurance.

         (c) SpectraScience shall maintain such commercial general liability insurance during (i) the period that the Study Device or any modification thereof is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by SpectraScience or by a licensee, affiliate or agent of SpectraScience and (ii) a reasonable period after the period referred to in (c) (i) above which in no event shall be less that fifteen (15) years.

         12. The terms of this Agreement can be modified only by a writing which is signed by General, Principal Investigator and SpectraScience.

         13. No party to this Agreement shall use the name of any other party or of any staff member, employee or student of any other party or any adaptation thereof in any advertising, promotional or sales literature or in any publicity without the prior written approval of the party or individual whose name is to be used. For General, such approval shall be obtained from the Director of Public Affairs.

         14. The provisions of this Agreement shall be interpreted under the laws of the Commonwealth of Massachusetts.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

SPECTRASCIENCE, INC.                          THE GENERAL HOSPITAL CORPORATION
                                              (Federal Tax ID No. : 042 697 983)


BY:     /s/  Brian T. McMahon                 BY:

TITLE:  Brian T. McMahon                      TITLE: Vice President for Patents,
        President & CEO                              Licensing and Industry
                                                     Sponsored Research

DATE:   5/31/95                               DATE:    6/6/95



                                    Exhibit A

                                 STUDY PROTOCOLS

         The parties agree that the attached protocol entitled "Optical Diagnostic Techniques for GI Endoscopy" is a Study protocol under the Agreement. The study will be conducted under the direction of Norman Nishioka, M.D. ("Principal Investigator") at General.

         Pursuant to paragraph 9 of the Agreement, SpectraScience agrees to provide payment to General in the amount of One Hundred Ninety-Nine Thousand Eight Hundred and Fifty Dollars ($199,850) which includes indirect costs in the amount of Forty-Three Thousand Seven Hundred Seventeen Dollars ($43,717) for the first year of the Study. Such grant shall be payable as follows:

         Forty-Nine Thousand Nine Hundred Sixty-Two Dollars and Fifty Cents ($49,962.50) upon execution of the Agreement;

         Forty-Nine Thousand Nine Hundred Sixty-Two Dollars and Fifty Cents ($49,962.50) on or about September 1, 1995;

         Forty-Nine Thousand Nine Hundred Sixty Two Dollars and Fifty Cents ($49,962.50) on or about December 1, 1995; and,

         Forty-Nine Thousand Nine Hundred Sixty-Two Dollars and Fifty Cents ($49,962.50) on or about March 1, 1996.

         The parties agree that the Study may continue for two (2) years and further agree that the second year of the Study will not be initiated until the parties have agreed in writing to the amount of funding to be provided by SpectraScience.

         Checks should be made payable to "The General Hospital Corporation" and sent, along with a letter indicating the name of the Principal Investigator and the specific clinical trial agreement for which the funds are intended, to:

         Director
         Office of Technology Affairs
         Massachusetts General Hospital
         Thirteenth Street, Building 149, Suite 1101
         Charlestown, MA 02129

I have read the Agreement and agree to comply with the obligations of the Principal Investigator stated therein. In addition, I have read Exhibit B and agree to comply with the obligations of General stated therein.

                                               /s/  Norman Nishioka, M.D.
                                               Name:  Norman Nishioka, M.D.
                                               Date:  6/9/95


                                    Exhibit A

                 Optical Diagnostic Techniques for GI Endoscopy

                 MASSACHUSETTS GENERAL HOSPITAL - SPECTRASCIENCE

                 COLLABORATIVE RESEARCH PROJECT TO DEVELOP NOVEL

                           OPTICAL DIAGNOSTIC METHODS


STATEMENT OF WORK

         Under this research agreement, Dr. Nishioka's research group at the Massachusetts General Hospital will perform investigations aimed at developing optical diagnostic capabilities to augment gastrointestinal endoscopy. Whenever possible, the program will seek to develop optical methods for tissue diagnosis without the use of exogenous dyes or markers. Because previous research has indicated that tissue optical signals are very sensitive to metabolic conditions, the most reliable data are those obtained from living tissue. For this reason, the proposed research program will make extensive use of optical measurements from clinical subjects (in vivo). In the first year, the main focus of the investigations will be the detection of neoplasia in several settings including the determination of neoplasia in polyps (hyperplastic vs. adenomatous polyps) and the location of "flat"dysplasia (e.g. ulcerative colitis and Barrett's esophagus). Whenever possible the techniques developed in the course of this work will be tested in other organ systems (specifically, skin, bladder and gynecology) to test the general applicability of the techniques. The initial optical techniques to be examined will be laser-induced fluorescence emission spectroscopy, fluorescence excitation spectroscopy and reflectance spectroscopy. Based on data obtained from clinical subjects, we plan to use statistical methods to develop algorithms capable of making reliable discriminations between tissue types. Although preliminary, recent measurements by us suggest that wavelengths outside the visible range might provide enhanced diagnostic accuracy. In the gastrointestinal tract, it is anticipated that specialized devices will be needed to make optical measurements of high quality that can be accurately correlated with tissue histology. The development of such devices will be guided by MGH investigators but will require the expertise of SpectraScience for design and fabrication.

         In the second year, work on the optical techniques developed in year one will continue and the application of the most promising techniques to other organ systems will be examined in a systematic fashion. Studies examining the feasibility of using optical techniques to enhance diagnostic accuracy in non-neoplastic lesions of the gastrointestinal tract will also be started. Specifically, the use of optical techniques to predict the risk of recurrent bleeding from ulcers and the presence of Helicobacter pylori infection in the gastric antrum will be examined.


FACILITIES

Wellman Laboratories

         Wellman Laboratories of Photomedicine occupies 23,000 square feet on the main campus of MGH. The majority of this space was specifically designed for laser biology research. All Wellman facilities will be available for this work. Only equipment most germane to the proposed research is described. Two portable laser-induced fluorescence systems are available for diagnostic use. The systems employ a fiber-optic pulsed nitrogen laser and an intensified optical multi-channel analyzer capable of gating to 10 ns. Several filtered-flash, filtered CCD cameras interfaced to personal computers are available for fluorescence and non-fluorescence image acquisition and analysis. A portable fiber-optic coupled reflectance spectrometer is also available. For in vitro measurements, a UV/VIS/NIR spectrophotometer, a diode-array spectrophotometer, a spectrofluorometer/phosphorimeter system, complete tissue culture facilities, two high-performance liquid chromatographs and a cold room are available. The photopathology laboratory is able to process specimens for routine light microscopy, frozen sections, immunohistrochemistry, special stains, computerized image analysis, transmission and scanning electron microscopy. For analysis of light microscopic samples, there is a PC-based imaging system. Images can be input to a computer utilizing a Newvicon tube camera attached to a microscope for routine bright field examination or a SIT camera for low intensity images such as fluorescence examination. The electron microscopy facilities include a Phillips CM-10 transmission electron microscope, Riechert Ultracut E ultramicrotome, critical point and sputter coater. There is access to an Amray 1400 scanning electron microscope in an adjacent laboratory.

Medical Endoscopy Unit

         The Medical Endoscopy Unit at MGH is fully-equipped with state-of-the art gastrointestinal endoscopy equipment manufactured by Olympus and Pentax. All procedures are performed with the capability of digitally capturing and storing images for later retrieval, printing or analysis. The unit performs close to 5,000 endoscopic procedures per year.


weeks 5/10/95

INVESTIGATOR:     Norm Nishioka, M.D.

TITLE OF STUDY:   Optical Diagnostic Techniques for GI Endoscopy

SPONSOR:          SpectraScience
BUDGET PERIOD:    06/01/95 - 05/31/96

PERSONNEL

                               Role in             %        Base                    Fringe
Name                           Project          Effort     Salary      Salary       Benefits    Total
                                                                                    26.04%
Norm Nishioka, M.D.            P.I.              25%       $82,915     $20,729      5,398       $26,127
Kevin Schomacker, Ph.D.        Investigator      35%       $46,782     $16,374      4,264       $20,637
Postdoctoral Fellow, TBN                         100%      $30,000     $30,000      7,812       $37,812
Clinical Fellow, TBN                             50%       $35,000     $17,500      4,557       $22,057


                               Subtotal:                                                       $106,633


EQUIPMENT
Computer                                                                                          6,000
Compact Ex/Em Spectrometer (SPEX)                                                                28,000

SUPPLIES
Fibers, optical components, software
                                                                                                  8,000

TRAVEL
To attend ASLMS, SPIE and DIG DIS week                                                            6,000

MISCELLANEOUS COSTS
Publication Costs                                                                                 1,500

TOTAL DIRECT COSTS                                                                              156,133

INDIRECT COSTS (28%)                                                                             43,717

TOTAL COSTS                                                                                    $199,850

                               /s/ Marcia L. Smith
                       Marcia L. Smith, Manager, Pre-Award
                          Grant/Contract Administration
                                 Reused 5/12/95



                                    Exhibit B

                     SPECTRASCIENCE PROPRIETARY INFORMATION

         It is anticipated that in the performance of the Study Sponsored by SpectraScience, the Principal Investigator and members of the research team designated by him/her will be provided with or given access by SpectraScience to certain information which the SpectraScience considers proprietary. The rights and obligations of the parties with respect to such information are as follows:

1. PROPRIETARY INFORMATION. For the purposes of this Agreement, "Proprietary Information" refers to information of any kind which is disclosed by SpectraScience to General and which, by appropriate marking, is identified as confidential and proprietary at the time of disclosure. In the event that proprietary information must be provided visually or orally, obligations or confidence shall attach only to that information which is confirmed by SpectraScience in writing within ten
         (10) working days as being confidential.

2. LIMITATIONS ON USE. General shall use the SpectraScience's Proprietary Information solely for the purposes of the conducting the Study, obtaining any required review of the Study or its conduct, or ensuring proper medical treatment of any patient or subject. It is agreed by SpectraScience and General that the transfer of Proprietary Information shall not be construed as a grant of any right or license with respect to the information delivered except as set forth herein or in a duly executed license agreement.

3. CARE OF PROPRIETARY INFORMATION . The SpectraScience and General agree that all Proprietary Information communicated by SpectraScience and accepted by General in connection with this Agreement shall be kept confidential by General as provided herein unless specific written release is obtained from SpectraScience. General agrees to exert reasonable efforts (no less than the protection given its own confidential information) to maintain such Proprietary Information in confidence, to make such Proprietary Information available only to those employees and students who require access to it in the performance of this Agreement and to inform them of the confidential nature of such information.

         General shall be deemed to have discharged its obligations hereunder provided General has exercised the foregoing degree of care and provided further that General shall immediately, upon discovery of any disclosure not authorized hereunder, notify SpectraScience and take reasonable steps to prevent any further disclosure or unauthorized use.

         When the Proprietary Information is no longer required for the purpose of this Agreement, General shall return it or dispose of is as directed by the SpectraScience. General's obligations of confidentiality with respect to Proprietary Information provided under this Agreement will expire five (5) years after the date of this Agreement.

4. INFORMATION NOT COVERED. It is agreed by SpectraScience and General that information shall not be deemed Proprietary Information in the event:

         (a) it is publicly available prior to the date of the Agreement or becomes publicly available thereafter through no wrongful act of General;

         (b) it was known to General prior to the date of disclosure or becomes known to General thereafter from a third party having an apparent bona fide right to disclose the information;

         (c) it is disclosed by General in accordance with the terms of the SpectraScience's prior written approval;

         (d) it is disclosed by SpectraScience without restriction on further disclosure;

         (e) it is independently developed by General; or

         (f) General is obligated to produce pursuant to an order of a court of competent jurisdiction or a valid administrative or Congressional subpoena, provided that General (a) promptly notifies the SpectraScience and (b) cooperates reasonably with the SpectraScience's efforts to contest or limit the scope of such order